UNITED STATES

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Kraft Foods Inc.

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Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Lakes Drive Northfield, IL 60093

April 2, 2012

Dear Fellow Shareholders:

2011 was a very good year for Kraft Foods. Over the last four years, we’ve improved the trajectory of our base business, transformed our portfolio by increasing our exposure to faster growing categories, geographies and channels, and created a virtuous cycle of growth in each of our regions. These actions have positioned us for sustainable top-tier growth and enabled us to deliver best-in-class financial results.

Quite simply, we delivered in 2011, and we’ll deliver again in 2012.

Strong Growth in Every Geography

Around the world, we generated strong top-line growth, fueled by our Power Brands. These brands deliver higher-than-average margins in vibrant categories with momentum propelled by a pipeline full of new products.

Globally, our net revenue rose more than 10 percent to $54.4 billion last year. Organic Net Revenue1 rose 6.6 percent.

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Developing Markets net revenues, which now account for almost 30 percent of our net revenues, grew 16.2 percent. Organic Net Revenue rose 11.2 percent, driven by our Power Brands, including Cadbury Dairy Milk, Oreo, Tang and Trident, which were up 17 percent. Sales in key BRIC markets – Brazil, Russia, India and China – together grew 19 percent.

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Europe, despite the continuing eurozone economic crisis, delivered its eighth consecutive quarter of growth, with net revenue up 14.9 percent. Organic Net Revenue grew 4.6 percent, fueled by Power Brands, such as belVita, Jacobs, LU and Milka, which increased 7 percent.

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North America also grew in a difficult environment, with net revenue up 5.1 percent. Organic Net Revenue was up 4.8 percent, driven by successful new products and pricing to cover sharply higher raw materials costs across the portfolio. Power Brands, including Capri Sun, Kraft Macaroni and Cheese, Philadelphia and Ritz, grew 4.5 percent.

The Cadbury acquisition is also delivering on its growth promise. To date, we’ve generated about $400 million in incremental revenue. And we remain on track to reach our target of $1 billion in revenue synergies by the end of 2013, with roughly two-thirds of this coming from Developing Markets.

Benefits from End-to-End Cost Management, Synergies

As we grow the top line, we’re also cutting costs through efficiencies in procurement, manufacturing and logistics. We’re now able to consistently deliver productivity of more than 4 percent of cost of goods sold – year in, year out.

[1]	Please see discussion of non-GAAP financial measures at the end of this document.

Our efforts to reduce overhead costs are also progressing well, with negative growth in North America and Europe, and growing at only half the rate of revenue in Developing Markets. Last year, overheads as a percentage of revenue declined, with more opportunity ahead of us.

In addition, we captured more than 80 percent of our $750 million in targeted Cadbury cost synergies last year. In fact, we now expect cost synergies to reach approximately $800 million by the end of 2012, exceeding our target and doing so about a year ahead of schedule.

Expanding Profits, Reinvesting in Future Growth

These actions are generating the savings needed to increase profits, pay down debt and continue to invest in quality, marketing and innovation to perpetuate a virtuous cycle.

In fact, we’ve paid down more than $4 billion in debt since March 2010 and reduced our gross debt to just 3.1 times underlying EBITDA.

At the same time, we’ve continued to increase spending on advertising and consumer programs to about 8 percent of net revenue. That’s up about $250 million versus 2010.

In addition, innovation continues to fuel our growth. New products, such as Tang Pro in Brazil, Philadelphia with Milka in Europe and MiO in North America, accounted for more than 10 percent of our revenue. That’s up from about 9 percent in 2010. Over the past three years, we’ve gone from back of the pack to the front. And innovation has been a key contributor to our success.

On the bottom line, we delivered diluted earnings per share of $1.99 last year. Operating EPS1 increased 13 percent, or 10 percent on a constant currency basis, to $2.29, primarily due to operating gains of 25 cents. This earnings growth outpaced all of our peers. Of course, we may not win this title every year, but we’re now positioned to consistently be in contention.

Creating a More Delicious World

Delivering top-tier financial performance is an important goal at Kraft Foods. But we’re also proud of our leadership in sustainability, particularly in the management of the natural resources that are important to our business and to our planet. We’re working with the Rainforest Alliance, Fairtrade Foundation, Bill and Melinda Gates Foundation, World Wildlife Fund and other leading NGOs to continue that leadership, and we’re proud to be included in both the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

In addition, we’re dedicated to fighting hunger and promoting healthy lifestyles across the globe. The company and the Kraft Foods Foundation have donated more than $1 billion in cash and food to hunger-relief organizations over the past 25 years. We support programs on almost every continent through partners including Save the Children, Feeding America and INMED Partnerships for Children. And during our Delicious Difference Week last year, 26,000 employees in 72 countries participated in 900 community service projects around the world.

What’s more, we continue to improve the nutritional profiles of our products, making many of our delicious foods even better for you. We’re doing this in several ways, including by reducing sodium and fat and by increasing whole grains in a variety of our products.

I invite you to read more about our work in these areas by visiting our corporate website (kraftfoodscompany.com) and our Facebook page (facebook.com/kraftfoodscorporate).

Unlocking Further Upside through Separation

We finished 2011 with strong operating momentum, and this enables us to enter the next stage of our evolution from a position of strength.

[1]	Please see discussion of non-GAAP financial measures at the end of this document.

2012 will mark the birth of two new industry-leading companies, built from the best elements of our organization today. Each will have a clear operating mandate and investment thesis, focusing on its own unique drivers of success and approach to resource allocation. And both companies will have the ability to outperform their peers and deliver attractive shareholder returns.

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North American Grocery: Later this year, we will spin off our North American grocery operations. This new company, with approximately $18 billion[1] in revenue, will be a major force in the most profitable market in the world. In fact, about 80 percent of its brands will hold the No. 1 position in their categories.

As an independent company, the North American grocery business will gear its investments, infrastructure and supply chain to deliver revenue growth in line with its categories. It will continue to invest in great marketing and innovation, and it will manage costs to expand margins. As a result, this company will generate substantial cash flow that can be returned to shareholders in the form of a highly competitive dividend payout and a growing dividend over time.

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Global Snacks: The global snacks company, with about $35 billion[1] in revenue, will be the pre-eminent player in snacking. It will have a solid presence in every major region of the world. Rapidly growing Developing Markets will provide about 44 percent of its revenue. Europe, where growth is strong and sustainable, will comprise about 37 percent of its revenue, while North America will make up about 19 percent.

The global snacks company will target industry-leading top-line growth by expanding global product platforms, capitalizing on significant scale in Developing Markets, increasing presence in instant consumption channels and aggressively entering white-space markets. Volume growth, improved product mix and disciplined overhead management will drive margin gains for investment in sales, distribution and manufacturing to support future growth. Top-tier shareholder returns will reflect consistent EPS growth and a modest dividend.

Both companies will have lean corporate structures, customized support functions and streamlined manufacturing and distribution infrastructures. Prior to the separation, the two management teams will outline their strategies, financial expectations, investment priorities and capital structures. We expect both companies will be investment grade with access to commercial paper and will generate strong and consistent cash flow.

Until the two companies launch, we will continue to report as one company. We’ll remain focused on meeting our 2012 goals – targeting top- and bottom-line growth consistent with our long-term guidance – and to position the two new companies for success as independent entities.

A Bright Future Ahead

On behalf of our 126,000 employees worldwide, thank you for your continuing support. I’m confident that we have a very bright future ahead.

Best regards,

Irene B. Rosenfeld

Chairman and Chief Executive Officer

[1]	Based on 2011 reported net revenue adjusted for accounting calendar changes, the 53rd week of shipments and divestitures. Revenue from Planters is included with North American grocery.

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words such as “expect,” “goals,” “plans,” “continue,” “may,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, sustainable top-tier growth; that we’ll deliver in 2012; Cadbury cost and revenue synergies; productivity; overheads opportunity; our virtuous cycle; future earnings growth; expectations for the North American Grocery company; expectations for the Global Snacks company; our 2012 goals; and our confidence in a bright future. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, continued volatility in commodities’ costs, increased competition, pricing actions, our failure to successfully launch two industry-leading companies and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is organic net revenues, which excludes the impacts of acquisitions, divestitures (including the Starbucks CPG business), currency and accounting calendar changes (including the 53rd week of shipments). The company uses organic net revenues and corresponding ratios as non-GAAP financial measures. Management believes this measure better reflects revenues on a going-forward basis and provides improved comparability of results because it excludes the volatility of currency, and the one-time impacts of acquisitions, divestitures and accounting calendar changes from net revenues.

The company uses Operating EPS and Operating EPS on a constant currency basis, defined as diluted EPS attributable to Kraft Foods from continuing operations excluding costs related to: the Integration Program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees; the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation; and spin-off-related costs, including transaction fees and other costs associated with the proposed spin-off of the North American grocery business. In addition, Operating EPS on a constant currency basis excludes the year-over-year currency impact on our results. Management believes these measures better reflect earnings per share on a going-forward basis and provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and the proposed spin-off of the North American grocery business, as well as other one-time impacts from earnings per share.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the twelve months ended December 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

GAAP to Non-GAAP Reconciliation

Net Revenues to Organic Net Revenues

For the Twelve Months Ended December 31,

($ in millions, except percentages) (Unaudited)

								% Change
	As Reported (GAAP)	Impact of Divestitures (1)	Impact of Acquisitions (2)	Impact of Integration Program	Impact of Accounting Calendar Changes (3)	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)
2011

Kraft Foods North America	$25,188	$(91)	$(117)	$-	$(294)	$(136)	$24,550	5.1%	4.8%
Kraft Foods Europe	13,356	-	(201)	-	(403)	(632)	12,120	14.9%	4.6%
Kraft Foods Developing Markets	15,821	-	(379)	1	(183)	(397)	14,863	16.2%	11.2%

Kraft Foods	$54,365	$ (91)	$(697)	$1	$(880)	$(1,165)	$51,533	10.5%	6.6%

2010

Kraft Foods North America	$23,966	$(547)	$-	$-	$-	$-	$23,419
Kraft Foods Europe	11,628	-	-	-	(45)	-	11,583
Kraft Foods Developing Markets	13,613	(105)	-	1	(148)	-	13,361

Kraft Foods	$49,207	$(652)	$-	$1	$(193)	$-	$48,363

(1)	Impact of divestitures includes for reporting purposes Starbucks CPG business.
(2)	Impact of acquisitions reflects the incremental January 2011 operating results from our Cadbury acquisition on February 2, 2010.
(3)	Includes the impacts of accounting calendar changes and the 53rd week of shipments in 2011.

GAAP to Non-GAAP Reconciliation

Diluted Earnings per Share to Operating EPS

For the Twelve Months Ended December 31,

(Unaudited)

									% Growth
	As Reported (GAAP)	Integration Program Costs (1)	Acquisition- Related Costs (2) and Financing Fees (3)	U.S. Health Care Legislation Impact on Deferred Taxes	Spin-off Costs (4)	Operating (Non-GAAP)	Currency	Operating Constant Fx (Non-GAAP)	As Reported EPS Growth (GAAP)	Operating EPS Growth (Non-GAAP)	Operating Constant Fx EPS Growth (Non-GAAP)
2011

Diluted EPS
- Continuing operations	$1.99	$0.28	$-	$-	$0.02	$2.29	$(0.06)	$2.23	38.2%	13.4%	10.4%
- Discontinued operations	-

- Net earnings attributable to Kraft Foods	$1.99								(16.7)%

2010

Diluted EPS
- Continuing operations	$1.44	$0.29	$0.21	$0.08	$-	$2.02	$-	$2.02
- Discontinued operations	0.95

- Net earnings attributable to Kraft Foods	$2.39

(1)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition. Integration Program costs were $521 million, or $497 million after-tax including certain tax costs associated with the integration of Cadbury, for the twelve months ended December 31, 2011, as compared to $657 million, or $497 million after-tax for the twelve months ended December 31, 2010.
(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury bridge facility.
(4)	Spin-off costs include transaction fees and other costs associated with the proposed spin-off of the North American grocery business.